Exhibit 3.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

OF

TRAWS PHARMA, INC.

The Amended and Restated Bylaws (“Bylaws”) of Traws Pharma, Inc. (the “Corporation”), are hereby amended as follows, effective June 26, 2024:

1.	Section 2.3 of the Bylaws of the Corporation is hereby amended and restated in its entirety to read as follows:

“At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast one-third of the total votes entitled to be cast by the holders of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (“Voting Stock”), present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the Certificate of Incorporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.”

2.	Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.

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TRAWS PHARMA, INC.

CERTIFICATE OF ADOPTION OF

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED BYLAWS

The undersigned hereby certifies that he is the duly elected or appointed, qualified, and acting Secretary of Traws Pharma, Inc., a Delaware corporation, and that the foregoing Amendment to the Amended and Restated Bylaws constitutes the entire amendment to the Amended and Restated Bylaws, as duly adopted by the Board of Directors on June 26, 2024.

/s/ Mark Guerin
Name: Mark Guerin
Title: Secretary